Exhibit 99.1

NEWS

Catasys, Inc. Announces One-for-Ten Reverse Stock Split

Los Angeles, California — May 7, 2013 — Catasys, Inc. (OTCQB: CATS), provider of proprietary health management services to health insurers and employers, today announced a reverse stock split of its shares of common stock at a ratio of 1-for-10 for stockholders of record April 19, 2013. The stock split is effective today and the shares will trade on a post-split basis under the temporary symbol “CATSD” with a “D” added for 20 trading days to signify that the reverse stock split has occurred. The reverse stock split, which was unanimously approved by the Company’s board of directors, was previously approved by written consent by the majority of its stockholders.

As of May 3rd there were 142,739,844 shares of Catasys common stock issued and outstanding. After giving effect to the reverse stock split at a ratio of 1-for-10, the number of shares issued and outstanding will be reduced to approximately 14,273,984.

The reverse stock split was executed as part of the Company’s program to improve its capital markets appeal to investors and pursue its objective to “up list’ from the bulletin board to a national exchange. The timing for this event is now supported by Catasys’ strong expectation that it will continue to grow (a) organically (as existing insurers continue to expand into new territories and/or increase the number of enrolled members into Catasys’ OnTrakTM program) and (b) by signing new insurers. In addition to the recently signed national insurer, the Company currently has a sales pipeline of 13 million lives. Management’s goal is to become cash flow positive by the end of this year.

Catasys’ OnTrak program –contracted with a growing number of health insurers - was designed to improve member health and at the same time lower costs to the insurer by utilizing patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52 week outpatient program. OnTrak is currently improving member health and is demonstrating with several health insurers impressive results -- as evidenced by reduced inpatient and emergency department utilization driving a reduction in total health care costs of more than 50% for enrolled members.

Catasys’ transfer agent, American Stock Transfer & Trust Company, LLC, will send a letter of transmittal relating to the reverse stock split to stockholders of record of Catasys common stock as of the date of the reverse stock split. In lieu of fractional shares, stockholders will receive cash. The CUSIP number for the new Catasys common stock outstanding after the reverse stock split is 149049405. American Stock Transfer & Trust Company can be reached at (800) 937-5449 or info@amstock.com.

About Catasys, Inc.

Catasys, Inc. provides specialized health management services to health plans and employers through a network of licensed and company managed health care providers. The Catasys substance dependence program improves member health, thereby lowering overall costs. The proprietary program addresses substance dependence as a chronic disease, focusing on the whole health of the member. The program delivers integrated medical and psychosocial interventions in combination with long-term care coaching. For further information, please visit www.catasyshealth.com.

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Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, lack of outcomes and statistically significant formal research studies, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies and intense competition and substantial regulation in the health care industry. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plan,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov.Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

IR CONTACT:

Terri MacInnis, Dir. of Investor Relations

Bibicoff + MacInnis, Inc.

818.379.8500 terri@bibimac.com